Exhibit 10.23

CONSULTING AGREEMENT

This Agreement is made effective as of September 01, 2005, by and between Aspect Systems, Inc., of 375 E. Elliot Rd., Chandler, Arizona 85225, and Douglas N. Dixon, of 2187 E. Victor Rd., Gilbert, Arizona 85296.

In this Agreement, the party who is contracting to receive services shall be referred to as “ASI”, and the party who will be providing the services shall be referred to as “DN Dixon”.

DN Dixon has a background in Sales and Marketing and is willing to provide services to ASI based on this background.

ASI desires to have services provided by DN Dixon.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on September 01, 2005, DN Dixon will provide the following services (collectively, the “Services”): Provide a method to market and sell ASI products that are being sold below standard sales pricing. These sales need to be handled in such a way that the world wide market is aware of the items being sold and for what price they are being offered.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by DN Dixon shall be determined by DN Dixon. ASI will rely on DN Dixon to work as many hours as may be reasonably necessary to fulfill DN Dixon’s obligations under this Agreement.

3. PAYMENT. ASI will pay a fee to DN Dixon for the Services in the amount of $24,100.00. This fee shall be payable in a lump sum upon completion of the Services.

4. EXPENSE REIMBURSEMENT. DN Dixon shall pay all “out-of-pocket” expenses, and shall not be entitled to reimbursement from ASI.

5. SUPPORT SERVICES. ASI will not provide support services, including office space and secretarial services, for the benefit of DN Dixon.

6. NEW PROJECT APPROVAL. DN Dixon and ASI recognize that DN Dixon’s Services will include working on various projects for ASI. DN Dixon shall obtain the approval of ASI prior to the commencement of a new project.

7. TERM/TERMINATION. This Agreement shall terminate automatically on November 30, 2006.

8. RELATIONSHIP OF PARTIES. It is understood by the parties that DN Dixon is an independent contractor with respect to ASI, and not an employee of ASI. ASI will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of DN Dixon.

9. INTELLECTUAL PROPERTY. The following provisions shall apply with respect to copyrightable works, ideas, discoveries, inventions, applications for patents, and patents (collectively, “Intellectual Property”):

a. Consultant’s Intellectual Property. DN Dixon does not personally hold any interest in any Intellectual Property.

10. CONFIDENTIALITY. ASI recognizes that DN Dixon has and will have the following information:

-	products
-	prices
-	apparatus
-	costs
-	business affairs
-	technical information
-	customer lists
-	copyrights

and other propriety information (collectively, “Information”) which are valuable, special and unique assets of Aspect Systems, Inc. and need to be protected from improper disclosure. In consideration for the disclosure of the Information, DN Dixon agrees that DN Dixon will not at any time or in any manner, either directly or indirectly, use any Information for DN Dixon’s own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of ASI. DN Dixon will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

11. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

12. RETURN OF RECORDS. Upon termination of this Agreement, DN Dixon shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in DN Dixon’s possession or under DN Dixon’s control and that are ASI’s property or relate to ASI’s business.

13. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for ASI:

Aspect Systems, Inc.
G. Dennis Key
President/CEO
375 E. Elliot Rd.
Chandler, Arizona 85225

IF for DN Dixon:

Douglas N. Dixon
2187 E. Victor Rd.
Gilbert, Arizona 85296

Said addresses may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

14. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

15. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

16. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

17. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

18. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Arizona.

Party receiving services:
Aspect Systems, Inc.

By: /s/ Dennis Key
Dennis Key President/CEO

Party providing services:
Douglas N. Dixon

By: /s/ Douglas N. Dixon
Shareholder Douglas N. Dixon